UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 3, 2006

Date of Report

Date of earliest event reported

INFOSPACE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 108th Avenue N.E., Suite 1200

Bellevue, Washington 98004

(Address of Principal Executive Offices)

425-201-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 3, 2006, InfoSpace, Inc. and Edmund O. Belsheim, Jr., the Company’s Chief Administrative Officer, reached an agreement whereby Mr. Belsheim’s employment with the Company will terminate as of January 1, 2007, as part of the restructuring discussed in Item 2.05 of this current report on Form 8-K. Pursuant to the termination agreement and the terms of the Employment Agreement dated as of April 2, 2003, as amended December 9, 2004 between InfoSpace and Mr. Belsheim, and subject to the execution of a release by Mr. Belsheim of the Company from any claims that existed or may have existed at any time up to the date of separation (with the exception of any claims arising under the Indemnification Agreement between the Company and Mr. Belsheim, which remains in full effect, and certain other categories of claims enumerated in the Employment Agreement), Mr. Belsheim will receive a severance payment of $1 million, less lawful and required withholdings. Pursuant to the terms of his Employment Agreement, Mr. Belsheim will also receive twelve months of paid COBRA health benefits and acceleration of certain outstanding stock options for which he will have twelve months to exercise.

Item 2.05	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On September 20, 2006, InfoSpace, Inc. announced that it had been informed by one of its carrier partners that the carrier plans to develop direct licensing relationships with the major record labels beginning in early 2007 and that, accordingly, the Company expects its revenues, as well as its operating results, to be negatively impacted by these direct relationships. The Company also announced that it plans to rationalize its costs to align them with expected future revenues and that specific plans would be announced within 30 days.

On October 10, 2006, InfoSpace announced the following restructuring plan. The Company expects that the plan, which includes a reduction in workforce and consolidation of certain facilities, will align costs with expected future revenues. The plan was committed to on September 29, 2006, and employees began to be notified October 3, 2006.

Including the reductions in its workforce and the consolidation of its operations previously disclosed with respect to the closure of its Hamburg, Germany facility, InfoSpace will eliminate approximately 250 positions, which will take place over time through mid-2007. As a result of these cost-cutting measures, InfoSpace estimates that it will record pre-tax cash restructuring charges, including previously disclosed charges related to the closure of the Hamburg, Germany facility, in the third quarter of 2006 of approximately $6.5 million for severance costs, approximately $1.5 million for exiting excess facilities and losses in the range of $4.5 million to $5.5 million for termination of commitments under certain agreements, and a non-cash, pre-tax restructuring charge of approximately $1 million for property, equipment and other charges. Additionally, the Company anticipates recording a non-cash, pre-tax restructuring charge for intangible assets, including goodwill, in the third quarter of 2006. The Company is currently determining an estimate for these non-cash charges and will file an amended report on Form 8-K when it makes a final determination of the estimate.

The Company expects to record additional pre-tax restructuring charges in the fourth quarter of 2006 and through mid-2007, potentially up to $2 million in cash. Potential future charges include approximately $0.8 million for severance costs and approximately $1.2 million for additional excess facilities that the Company has not yet ceased using as of September 30, 2006.

This current report on Form 8-K contains forward-looking statements relating to InfoSpace, Inc.’s products and services and future operating results, its anticipated revenue loss, planned reduction in force, expected and estimated restructuring charges, and an executive’s transition, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace’s actual results include general economic, industry and market sector conditions, the progress and costs of the development of our products and services, our dependence on companies to distribute our products and services, the ability to successfully integrate acquired businesses, the successful execution of the Company’s strategic and operational initiatives, including rationalizing costs, and decisions made by our customers and partners to use our products and services. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q as filed from time to time, in the section entitled, “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Item 2.06	MATERIAL IMPAIRMENTS

Item 2.05 is incorporated herein by reference.

Item 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On October 10, 2006, InfoSpace, Inc. announced that Edmund O. Belsheim, Jr. has resigned as a director of InfoSpace, effective October 9, 2006.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	EXHIBITS.

99.1	Press Release, dated October 10, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2006

INFOSPACE, INC.

By:	/s/ Allen M. Hsieh
Allen m. Hsieh
Interim Chief Financial Officer, Chief Accounting Officer and VP Financial Operations

EXHIBIT INDEX

Exhibit No	Description
99.1	Press Release, dated October 10, 2006.